EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
First Quarter 2024 Conference Call
May 8, 2024
10 a.m. CT

Introductory Comments – Jordan Jennings
Good day everyone and welcome to today’s conference call to review results for Ashford Hospitality Trust for the first quarter 2024 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 7, 2024, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the first quarter ended March 31, 2024 with the first quarter ended March 31, 2023.
I will now turn the call over to Rob Hays. Please go ahead, sir.
Introduction – Rob Hays
Good morning, and welcome to our call.
After my introductory comments, Deric will review our first quarter financial results and then Chris will provide an operational update on our portfolio.
As we announced earlier this year, we are keenly focused on paying off our strategic corporate financing in 2024 and with approximately $107 million remaining, we are making tangible progress with the plan. We have now paid this loan down by almost 50%, and we believe this is a crucial step in positioning Ashford Trust back on the path of growth. Our plan to accomplish this is multifaceted and provides us with significant optionality to accomplish our goal – it includes raising sufficient capital through a combination of asset sales, mortgage debt refinancings, and non-traded preferred capital raising.

We currently have several assets at various stages of the sales process, and, while we’re unlikely to sell all of these assets, we are working diligently to determine which assets are capturing the most attractive valuations while also providing the largest impact to our deleveraging efforts. We have sold 3 assets, we have another 3 assets under signed purchase and sale agreements and another 5 assets under letters of intent. These 11 assets have combined sales prices of approximately $625 million.
As a demonstration of the significant progress we are making in these efforts, in March we closed on the sale of the 144-room Residence Inn located in Salt Lake City, Utah for $19.2 million. When adjusted for the Company's anticipated capital expenditures, the sale price represented a 4.6% capitalization rate on 2023 net operating income, or 18.2x 2023 Hotel EBITDA. Excluding the anticipated capital spend, the sale price represented a 6.0% capitalization rate on 2023 net operating income, or 14.0x 2023 Hotel EBITDA. All of the proceeds from the sale were used to pay down debt.
In addition, subsequent to quarter end, we closed on the sale of the 390-room Hilton Boston Back Bay in Boston, Massachusetts for $171 million or $438,000 per key. All of the proceeds from the sale were used for debt reduction including approximately $68 million to pay down the Company's strategic financing. Also subsequent to quarter end, we closed on the sale of the 85-room Hampton Inn in Lawrenceville, Georgia for $8.1 million. The sale price represented a 6.0% capitalization rate on trailing 12-month net operating income through March 2024. Post these transactions, the remaining balance on our strategic financing is now approximately $107 million, and going forward, we plan to make regular paydowns with proceeds from the sale of our non-traded preferred stock and other asset sales.
Additionally, we recently announced the transfer of the Company’s possession and control of the hotel properties securing the $180.7 million KEYS A Loan Pool and the $174.4 million KEYS B Loan Pool to a court-appointed receiver. We have been fully cooperating with the servicer for a consensual foreclosure or deed in lieu of foreclosure on these properties since July 2023. As a result of the transfer, we have no further economic interest in the operations of these hotels.
We’re also working with lenders to refinance a loan secured by the Renaissance Nashville in Nashville, Tennessee, the Morgan Stanley Pool Loan with 17 hotels located in several states, the loan secured by the Marriott Gateway in Arlington, Virginia, and the loan secured by the Indigo Atlanta in Atlanta, Georgia. We believe there could be substantial excess proceeds from the refinancing of the Renaissance Nashville loan which can be used to pay down the Company’s strategic financing. The Princeton Westin, for which we are currently running a sales process, will be unencumbered as part of this financing to the extent it is completed.
We also continue to be excited about our non-traded preferred stock offering. We continue to build the selling syndicate and currently have 43 signed dealer agreements representing over 5,884 reps selling this security. To date, we have raised approximately $122 million of gross proceeds, including $23 million during the first quarter.
Given the progress we are making across asset sales, mortgage refinancings, and our non-traded preferred offering, we continue to believe that we are on the right path to pay off the strategic financing in 2024.
Now in terms of hotel performance, while our March operating results were soft, which we directly attribute to the Easter Holiday shift, we saw a marked improvement for April with revenue growth of approximately 3% for the portfolio. We are seeing the benefit of a broadly diversified, high-quality portfolio that is balanced across leisure, corporate, and group demand sources and, as we look to the remainder of 2024, we believe our high-quality, geographically diverse portfolio remains well-positioned to outperform.
I will now turn the call over to Deric to review our first quarter financial performance.
Financial Review – Deric Eubanks
Thanks, Rob.
For the first quarter, we reported net income attributable to common stockholders of $67.4 million, or $0.60 per diluted share.
For the quarter, we reported AFFO per diluted share of $(0.35).
Adjusted EBITDAre for the quarter was $59.5 million.
At the end of the first quarter, we had $2.9 billion of loans with a blended average interest rate of 8.1%, taking into account in-the-money interest rate caps. Considering the current level of SOFR and the corresponding interest rate caps, 92% of our debt is now effectively fixed as almost all of our interest rate caps are now in-the-money.
We ended the quarter with cash and cash equivalents of $113 million and restricted cash of $136 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts, and $2.7 million related to trapped cash held by lenders. At the end of the quarter, we also had $24 million due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We ended the quarter with net working capital of approximately $183 million.
As of March 31, 2024, our consolidated portfolio consisted of 75 hotels with 18,021 rooms.
At the end of the quarter, our share count consisted of approximately 42.1 million fully diluted shares outstanding, which is comprised of 40.2 million shares of common stock and 2.0 million OP units.
While we are currently paying our preferred dividends quarterly or monthly, we do not anticipate reinstating a common dividend in 2024.
This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
For the quarter, Comparable Hotel RevPAR for our portfolio decreased 1% over the prior year quarter. Despite the RevPAR decline, our portfolio still achieved Comparable Total Hotel Revenue growth above the prior year quarter. Our team has been actively rolling out several initiatives targeted at our Food and Beverage and Other revenue departments, which were up 4% and 17% on a per occupied room basis, respectively, compared to the prior year quarter. Additionally, our first quarter business transient segment revenue was up 6% over the prior year quarter. I would like to take some time to specifically highlight and dive into some of the success across our portfolio, including: actively expanding our group position, strengthening our Food & Beverage profitability, and driving growth in one of our largest markets.
Group pace continues to accelerate across the portfolio. Group rooms revenue for the full year is pacing ahead of last year by 7% with the second quarter through the balance of year pacing ahead by 8%. Group business booked in the quarter for all future dates was secured at a 9% ADR premium over the business that was booked during the prior year quarter. Increases in group bookings are being primarily driven by association, multi-year, and multi-hotel bookings that are extending the overall group booking window. Our 2025 Group rooms revenue pace is ahead by 15%. While year-over-year group lead volume has started to normalize, conversion rates remain strong and the average group booking size continues to increase.
As mentioned earlier, we are seeing success across the portfolio at our restaurants, bars, room service, and banquet services. Our Food and Beverage department profit was up 5% on a per occupied room basis compared to the prior year quarter. Broadly, we are seeing an increase in revenue from the banquet department. This includes audiovisual services, meeting room rentals, as well as food and beverage. One hotel that has benefited from this was our Embassy Suites in Las Vegas, which was up 29% in the Food and Beverage department profit on a per occupied room basis compared to the prior year quarter. Knowing that demand would be high surrounding the Super Bowl, our team proactively increased Food and Beverage requirements with each group, adding a material amount to banquet and catering in order to secure their booking. Additionally, we influenced each of the groups that had overlapping stays to select similar menus, which reduced labor cost and food waste.
We have been pleased with the strong performance of our assets in the Washington, D.C. market, which accounts for 13% of our hotel key count in the portfolio. These assets increased Total Revenue by 6% compared to the prior year quarter. Additionally, Hotel EBITDA margin expanded by approximately 99 basis points relative to the prior year quarter. One hotel that I would like to highlight is the Embassy Suites in Crystal City, which achieved Total Revenue growth of 19% compared to the prior year quarter. First quarter group rooms revenue exceeded the prior year quarter by 114%. The hotel booked one of the largest revenue producing groups in the history of the hotel. It was a short-term military group that needed a building with qualified security measures, which allowed us to drive a rate premium. This group produced approximately $1.3 million in room revenue. Group business generally provides an opportunity for additional profit, which helped expand the Hotel EBITDA margin at Embassy Suites in Crystal City by 632 basis points during the quarter compared to the prior year quarter. Even when you exclude the extraordinary performance from Embassy Suites in Crystal City, collectively our 8 remaining Washington D.C. hotels experienced Hotel EBITDA margin expansion.
Moving on to capital expenditures, during the first quarter, we initiated a comprehensive renovation of the guestrooms and public space at the Embassy Suites Dallas, and the guestroom renovation at Marriott Sugar Land. Additionally, we are continually making progress towards the upcoming conversions of two of our properties: La Concha Key West, which is undergoing a conversion into an Autograph Collection Hotel and the conversion of Le Pavillon New Orleans into a Tribute Portfolio hotel; both conversions are expected to be completed later this year, and will benefit from Marriott’s robust sales, distribution, and loyalty platforms. For 2024, we anticipate spending between $85 and $105 million on capital expenditures.

As mentioned earlier, our portfolio is building a solid foundation of group business, our Food and Beverage department is excelling, and we are experiencing strong demand in various markets. The team has taken aggressive steps to drive margin and propel revenue. We continue to evaluate several new initiatives across our portfolio, such as brand conversions, strategic partnerships, and high-yield renovations.
That concludes our prepared remarks. We will now open up the call for Q&A.
Rob Hays
Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.
5